Exhibit 99.1

SS Innovations Submits Response to FDA Request for Additional Information Regarding the Company’s 510(k) Submission for the SSi Mantra

FORT LAUDERDALE, Fla. – October 13, 2026 – SS Innovations International, Inc. (the “Company” or “SS Innovations”) (NASDAQ: SSII), a developer of innovative surgical robotic technologies dedicated to making robotic surgery affordable and accessible to a global population, today announced that, on October 5, 2026, the Company submitted its response to a request for additional information letter (the “AINN”) received from the United States Food and Drug Administration (the “FDA”) with regard to the Company’s 510(k) submission for its SSi Mantra surgical robotic system (the “SSi Mantra”).

The Company’s response to the AINN includes final data from an expanded human clinical and human factors validation study (the “Study”) for the SSi Mantra. The completion of the Study was designed to provide essential evidence that the SSi Mantra meets the FDA’s requirements for safety, efficacy and feasibility, and is an important part of the Company’s 510(k) premarket notification.

The Company’s response to the AINN also includes final data from a bridging study (the “Bridging Study”), which the Company completed in August 2026 at Hospital Internacional de Colombia, a member of the Mayo Clinic Care Network located in Bucaramanga, Colombia.

The Company anticipates that the FDA will complete its review of the Company’s AINN response and the Company’s 510(k) submission for the SSi Mantra in the first quarter of 2027.

The Company engaged Daniel & Daniel Consulting, LLC to assist with the AINN response, the Study, the Bridging Study, and the 510(k) submission, which covers the initial indication of cholecystectomy (gallbladder removal).

Dr. Sudhir Srivastava, Chairman of the Board and Chief Executive Officer of SS Innovations, commented, “In response to the FDA’s request for additional information, we completed an expanded human clinical and human factors validation study for our SSi Mantra surgical robotic system. Our response to the FDA’s AINN brings us closer to our goal of introducing our advanced, cost-efficient SSi Mantra surgical robotic system to the U.S. market.”

About SS Innovations

SS Innovations International, Inc. (Nasdaq: SSII) develops innovative surgical robotic technologies with a vision to make the benefits of robotic surgery affordable and accessible to a larger segment of the global population. The Company’s product range includes its proprietary “SSi Mantra” surgical robotic system and its comprehensive suite of “SSi Mudra” surgical instruments, which support a variety of surgical robotic procedures including cardiac surgery. Headquartered in India, SS Innovations is a U.S. company focused on expanding the global presence of its technologically advanced, user-friendly, and cost-effective surgical robotic solutions. Visit the Company’s website at ssinnovations.com or LinkedIn for more information and updates.

About the SSi Mantra

The SSi Mantra surgical robotic system is a modular, multi-arm system with advanced technology features, including: 3 to 5 modular robotic arms, an open-faced ergonomic surgeon command center, a large 3D 4K monitor, a touch panel monitor for all patient related information display, a virtual real-time image of the robotic patient side arm carts, and the ability for superimposition of 3D models of diagnostic imaging. The optional SSi MantrAsana tele-surgeon console is a portable, compact alternative to the SSi Mantra’s standard surgeon command center that is intended to provide equivalent control functionality while enabling enhanced portability, ergonomic flexibility, and telesurgery capability. The SSi Mantra utilizes over 40 different types of robotic endo-surgical instruments to support different specialties, including cardiac surgery, and 5mm instruments for the pediatric population and ENT surgeries. A vision cart is designed to provide the table-side team with the same magnified 3D 4K view as the surgeon to provide better safety and efficiency. The SSi Mantra has been clinically validated in India in more than 190 different types of surgical procedures.

Forward Looking Statements

This press release may contain statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “will,” “intend,” “may,” “plan,” “project,” “should,” “could,” “seek,” “designed,” “potential,” “forecast,” “target,” “objective,” “goal,” or the negatives of such terms or other similar expressions to identify such forward-looking statements. These statements relate to future events or SS Innovations’ future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

Investor Contact:

The Equity Group

Kalle Ahl, CFA

T: (303) 953-9878

kalle.ahl@theequitygroup.com

Devin Sullivan, Managing Director

T: (212) 836-9608

devin.sullivan@theequitygroup.com

Media Contact:

RooneyPartners LLC

Kate Barrette

T: (212) 223-0561

kbarrette@rooneypartners.com